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                                                                     EXHIBIT 6.2


               VAN KAMPEN AMERICAN CAPITAL LIFE INVESTMENT TRUST

                       ADDENDUM TO UNDERWRITING AGREEMENT

                             GROWTH AND INCOME FUND


         The Underwriting Agreement ("Agreement") dated _____________, 199_ by and between Van Kampen American Capital Life Investment Trust, a Delaware business trust ("Fund") and Van Kampen American Capital Distributors, Inc. ("Underwriter") provides that, in the event the Fund establishes an additional portfolio with respect to which it wishes to appoint Underwriter to act as underwriter, the Fund shall notify the Underwriter in writing. The Fund has created a new portfolio called Growth and Income Fund and wishes to appoint the Underwriter to act as the Underwriter for the Growth and Income Fund on the following terms.


         1. All terms of the Agreement shall apply to Growth and Income Fund as if it had been one of the initial portfolios named therein.

         All obligations of the Fund under the Agreement and this Addendum shall apply only on a Fund by Fund basis, and the assets of one Portfolio shall not be liable for the obligations of any other Fund.


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Dated:   ___________________________     Van Kampen American Capital Life Investment Trust



By:      ___________________________
         Nori L. Gabert
         Vice President and Secretary



                                         Van Kampen American Capital Distributors, Inc. accepts Growth and Income Fund on the terms and conditions set forth above.

Dated:   ___________________________     Van Kampen American Capital Distributors, Inc.



By:      ___________________________
         Ronald A. Nyberg
         Executive Vice President
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